 Exhibit 99.(10)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 60 to the Registration Statement on Form N-4 (No. 033-31375) (the “Registration Statement”) of our report dated April 12, 2024, relating to the statutory financial statements of American United Life Insurance Company and consent to the use in the Registration Statement of our report dated April 29, 2024, relating to the financial statements of each of the subaccounts of AUL American Unit Trust indicated in our report. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana

April 29, 2024